Exhibit 10.3

[EXECUTION VERSION]
PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into this _____ day of  December, 2009, by and among Evangelos Polycrates (“Seller” or “Polycrates”), and Spiridon Karamalegos or his assigns (“Buyer” or “Karamalegos”), the Joy Club of Austin, Inc. and North IH 35 Investments, Inc.

WHEREAS, The Joy Club of Austin, Inc. (“JOY”) is the owner and operator of the adult nightclub business known as “Joy of Austin” which leases and occupies the real property and improvements located at 3105 South IH 35, Round Rock, Texas 78664 (the “Property”).  North IH 35 Investments, Inc. (“NIII”) is the owner of the Property, and has leased the Property to JOY; and

WHEREAS, Seller and Buyer are the sole shareholders of JOY and NIII. Karamalegos, as Buyer, is the owner of 51% of the outstanding stock (1,530,000 shares) of JOY, and the owner of 49% of the outstanding stock (490 shares) of NIII. Polycrates, as Seller, is the owner of 49% of the outstanding stock (1,470,000 shares) of JOY, and the owner of 51% of the outstanding stock (510 shares)of NIII; and

WHEREAS, Seller desires to sell all of his interest in and to JOY, including his 49% of the issued and outstanding stock of JOY, to Buyer on the terms and conditions set forth herein; and

WHEREAS, Seller desires to sell all of his interest in and to NIII, including his 51% of the issued and outstanding stock of NIII, to Buyer on the terms and conditions set forth herein; and

WHEREAS, Buyer desires to purchase all of Seller’s interest in and to JOY and NIII, including Polycrates’ 49% of the issued and outstanding stock of JOY and Polycrates’ 51% of the issued and outstanding stock of NIII, on the terms and conditions set forth herein; and

WHEREAS, the parties previously entered a Memorandum of Understanding dated September 23, 2009, pursuant to which Seller agreed to sell, and Buyer agreed to buy,  all of Polycrates’ interests in and to JOY and NIII under certain terms and conditions, which terms and conditions are set forth herein;

WHEREAS, the Seller and Buyer are responsible for paying the operational expenses of JOY and NIII, and as part of this Agreement, Seller and Buyer desire to establish an escrow account for payment of all accrued but unpaid operating expenses of JOY and NIII up through the date of closing, as set forth in more detail in Article VIII below; and

WHEREAS, JOY and NIII are willing to provide reports and information necessary to facilitate this transaction.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Purchase Agreement - Page | 1

ARTICLE I
PURCHASE AND SALE OF POLYCRATES’ INTEREST

Section 1.1             Sale of Polycrates’ Interest in JOY and NIII.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) Seller hereby agrees to sell, transfer, convey and deliver to Buyer all of Seller’s interest in and to JOY and NIII, including Seller’s 49% of the issued and outstanding stock of JOY and Seller’s 51% of the issued and outstanding stock of NIII, free and clear of all encumbrances, save and except the lien securing Buyer’s obligation to pay Seller, and shall deliver to Buyer certificates representing Seller’s interest in JOY and NIII, duly endorsed to Buyer or accompanied by duly executed stock powers in form and substance satisfactory to Buyer.

Section 1.2             Purchase Price for Polycrates’ Interest in JOY and NIII.  As consideration for the purchase of Seller’s interest in and to JOY and NIII, Buyer shall pay to Seller the total consideration of $2,200,000, plus assumption of the First State Bank Note described below (the “Purchase Price”), which shall be payable as follows:

(a)	$880,000 payable in immediately available funds at Closing; and

(b)
Buyer shall execute a Promissory Note in the principal amount of $1,320,000, paid over a period of five (5) years in 60 equal monthly installments at an annual interest rate of 4.75%, as evidenced by a promissory note (“Secured Note”) in the form prescribed by the State Bar of Texas.  Said Secured Note shall:

i.	be in the original principal amount of $1,320,000, payable to Seller, and executed by Buyer in his capacity as an officer of JOY and NIII; and

ii.	be secured by 100% of the outstanding shares of JOY and NIII; and

iii.	be individually guaranteed by Buyer for the first thirty (30) months; and

iv.	will be further secured by a second lien in favor of Seller against the real property and improvements located at 3105 South IH 35, Round Rock, Texas 78664 (the “Property”).

(c)
Buyer shall assume the Promissory Note dated Sept. 10, 2004, in the original principal amount of $850,000, executed by NIII and payable to First State Bank-Taylor, which Promissory Note had a current balance of $652,489.25 as of November 16, 2009.

Section 1.3             Offset of Purchase Price.  Seller hereby agrees to offset from the cash portion of the Purchase Price as set forth in Section 1.2(a) above, $100,000 (“Amount of Offset”) which represents an escrow deposit previously paid by Buyer to Seller in accordance with paragraph 1.a. of the Memorandum of Understanding dated September 23, 2009 (“Memorandum of Understanding”), a copy of which is attached hereto.

Purchase Agreement - Page | 2

ARTICLE II
CLOSING

Section 2.1             The Closing.  The closing of the transactions provided for in this Agreement shall take place on or before December 31, 2009, or at such other time and place as agreed upon in writing among the parties hereto (the “Closing”).  The parties have agreed further to close at the law offices of Hearne & Browder, LLP, 700 Lavaca, Suite 910, Austin, Texas 78701.

Section 2.2             Actions at the Closing.  At the Closing:

(a)	the Buyer shall deliver to Seller $880,000 cash, less the $100,000 Amount of Offset;

(b)
the Buyer, in his capacity as an officer of JOY and NIII, shall execute the Secured Note as set forth in Section 1.2 (b) above, which Secured Note shall be individually guaranteed by Buyer for the first thirty (30) months;

(c)
the Buyer and, as applicable, JOY and NIII, shall execute appropriate security instruments, including a 2nd lien deed of trust and stock pledge agreement, to secure the Secured Note as set forth in Section 1.2 (b) above;

(d)
the Buyer shall assume the Promissory Note dated Sept. 10, 2004, in the original principal amount of $850,000, executed by NIII and payable to First State Bank-Taylor, as set forth in Section 1.2 (c) above;

(e)	Seller shall execute a Covenant Not to Compete which shall provide for terms and conditions consistent with Article V of the July 1, 2009 Stock Purchase Agreement for JOY and NIII;

(f)	Seller shall resign as an officer and director of JOY and NIII;

(g)	the Buyer shall execute any other documents necessary to finalize this Agreement;

(h)
the Seller shall deliver to Buyer originally issued certificates representing all of Seller’s interest in and to JOY and NIII, including Seller’s 49% of the issued and outstanding stock of JOY and Seller’s 51% of the issued and outstanding stock of NIII, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances, save for the lien securing Buyer’s obligation to pay Seller, duly endorsed to Buyer or accompanied by duly executed stock powers in form and substance satisfactory to Buyer;

Purchase Agreement - Page | 3

(i)
the Seller shall deliver to Buyer Certificates of Existence issued by the Texas Secretary of State that both JOY and NIII are in existence as of the date of Closing, and a certificate of account status issued by the Texas Comptroller that both JOY and NIII are in good standing;

(j)
NIII and JOY shall issue to the Buyer stock certificates representing the shares purchased from Seller with a notation on the share certificates that the share certificates are subject to a security agreement.  Any replacement certificates shall contain the same restriction until such time as the amounts due Seller are paid.

(k)	Seller and Buyer shall deliver to one another the various certificates, instruments and documents (and shall take the required actions) referred to in Article V below;

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller hereby represents and warrants to the Buyer and any of its assignees as follows:

Section 3.1             Ownership of the Stock Interests.  Seller owns, beneficially and of record, 49% of the issued and outstanding stock of JOY and  51% of the issued and outstanding stock of NIII (said stock interests collectively referred to herein as “Stock Interests”), free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.  Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Stock Interests without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Stock Interests to Buyer as contemplated herein, Buyer will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions, save and except the lien securing Buyer’s obligation to pay Seller.

Section 3.2             Authorization.   Seller represents that he is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself.  All action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken and will be taken prior to the Closing.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of Seller enforceable against him in accordance with its terms.

Section 3.3             Consents.  No consent of, approval by, order or authorization of, or registration, declaration or filing by the Seller or JOY or NIII  with any court or any governmental or regulatory agency or authority having jurisdiction over the Seller or JOY or NIII  or any of their  property or assets is required on the part of the Seller or JOY or NIII  (a) in connection with the consummation of the transactions contemplated by this Agreement or (b) as a condition to the legality, validity or enforceability as against Seller, JOY or NIII  of this Agreement.

Purchase Agreement - Page | 4

Section 3.4             Sellers’ Access to Information.  The Seller hereby confirms and represents that he (a) has been afforded the opportunity to ask questions of and receive answers from representatives of  JOY and NIII concerning the business and financial condition, properties, operations and prospects of JOY and NIII; (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (c) has had an opportunity to engage and is represented by an attorney of his choice; (d) has had an opportunity to negotiate the terms and conditions of this Agreement; (e) has been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; and (f) has been provided with and given an opportunity to review all current information about JOY and NIII.  Seller has asked such questions to representatives of JOY and NIII as he desires to ask and all such questions have been answered to the full satisfaction of Seller.

Section 3.5             Brokerage Commission.  No broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder’s fee or compensation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller.

Section 3.6             Disclosure.  No representation or warranty of the Seller contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 3.7             Compliance with Laws; Permits.  JOY is, and at all times prior to the date hereof has been, to the best of Seller’s knowledge, in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the operation of its business or ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties or condition (financial or otherwise) of JOY or as otherwise specifically disclosed in Section 8.1.  JOY presently owns, or as of the Closing will own, hold or possess all permits and licenses which are in any manner necessary for it to conduct its sexually oriented business, including the right to serve alcoholic beverages.

Section 3.8             Pending Claims.  Except as disclosed in Section 8.1 below, to the best of Seller’s knowledge and belief, there is no claim, suit, arbitration, investigation, action or other proceeding, whether judicial, administrative or otherwise, now pending or, to the best of the Seller’s knowledge, threatened before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have a material adverse effect upon JOY, nor is there any basis known to Seller for any such action.  No litigation is pending, or, to Seller’s knowledge, threatened against JOY or its assets or properties.

Section 3.9             Organization, Good Standing and Qualification of JOY and NIII.  JOY and NIII (i) are entities duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) have all requisite power and authority to carry on their business, and (iii) are duly qualified to transact business and are in good standing in all jurisdictions where their ownership, lease or operation of property or the conduct of their business requires such qualification, except where the failure to do so would not have a material adverse effect to JOY and NIII, respectively.

Purchase Agreement - Page | 5

The authorized capital stock of JOY consists of 3,000,000 shares of common stock, no par value, of which 3,000,000 shares are validly issued and outstanding.  The authorized capital stock of NIII consists of 1,000 shares of common stock, no par value, of which 1,000 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by JOY or NIII.  All of the issued and outstanding shares of common stock of JOY and NIII are owned by the Seller and Buyer and are fully paid and non-assessable.  None of the JOY/NIII Shares issued are in violation of any preemptive rights.  Neither JOY nor NIII has any obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of JOY or NIII, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating JOY or NIII to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of JOY or NIII.

Section 3.10           Subsidiaries.  Neither JOY nor NIII have any subsidiaries.

Section 3.11           No Liabilities.  Except for the promissory note dated September 10, 2004, executed by NIII and payable to First State Bank-Taylor (which Note is and will be current as of the Closing Date), as of the Closing Date  JOY and NIII do not have and shall not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party which will not either be paid in full at Closing, or paid within sixty (60) days of Closing under Article VIII of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1             Authorization.  Buyer represents that he is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself.  All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken and will be taken prior to the Closing.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of Buyer enforceable against him in accordance with its terms.

Section 4.2            Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation and performance of the transactions contemplated hereby other than consent of Buyer’s wife, which written consent has been obtained as indicated below.

Purchase Agreement - Page | 6

Section 4.3             Buyer’s Access to Information.  The Buyer hereby confirms and represents that he (a) has been afforded the opportunity to ask questions of and receive answers from representatives of  JOY and NIII concerning the business and financial condition, properties, operations and prospects of JOY and NIII; (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (c) has had an opportunity to engage and is represented by an attorney of his choice; (d) has had an opportunity to negotiate the terms and conditions of this Agreement; (e) has been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; and (f) has been provided with and given an opportunity to review all current information about JOY and NIII.  Buyer has asked such questions to representatives of JOY and NIII as he desires to ask and all such questions have been answered to the full satisfaction of Seller.

Section 4.4             Disclosure.  No representation or warranty of Buyer contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.5             Brokerage Commission.  No broker or finder has acted for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder’s fee or compensation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

Section 4.6             Compliance with Laws; Permits.  JOY is, and at all times prior to the date hereof has been, to the best of Buyer’s knowledge, in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the operation of its business or ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties or condition (financial or otherwise) of JOY or as otherwise specifically disclosed in Section 8.1.  JOY presently owns, or as of the Closing will own, hold or possess all permits and licenses which are in any manner necessary for it to conduct its sexually oriented business, including the right to serve alcoholic beverages.

Section 4.7             Pending Claims.  Except as disclosed in Section 8.1 below, to the best of Buyer’s knowledge and belief, there is no claim, suit, arbitration, investigation, action or other proceeding, whether judicial, administrative or otherwise, now pending or, to the best of Buyer’s knowledge, threatened before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have a material adverse effect upon JOY, nor is there any basis known to Buyer for any such action.  No litigation is pending, or, to Buyer’s knowledge, threatened against JOY or its assets or properties.

Section 4.8             Organization, Good Standing and Qualification of JOY and NIII.  JOY and NIII (i) are entities duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) have all requisite power and authority to carry on their business, and (iii) are duly qualified to transact business and are in good standing in all jurisdictions where their ownership, lease or operation of property or the conduct of their business requires such qualification, except where the failure to do so would not have a material adverse effect to JOY and NIII, respectively.

Purchase Agreement - Page | 7

The authorized capital stock of JOY consists of 3,000,000 shares of common stock, no par value, of which 3,000,000 shares are validly issued and outstanding.  The authorized capital stock of NIII consists of 1,000 shares of common stock, no par value, of which 1,000 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by JOY or NIII.  All of the issued and outstanding shares of common stock of JOY and NIII are owned by the Seller and Buyer and are fully paid and non-assessable.  None of the JOY/NIII Shares issued are in violation of any preemptive rights.  Neither JOY nor NIII has any obligation to repurchase, reacquire, or redeem any of its outstanding capital stock.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of JOY or NIII, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating JOY or NIII to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of JOY or NIII.

Section 4.9             Subsidiaries.  Neither JOY nor NIII have any subsidiaries.

Section 4.10           No Liabilities.  Except for the promissory note dated September 10, 2004, executed by NIII and payable to First State Bank-Taylor (which Note is and will be current as of the Closing Date), as of the Closing Date  JOY and NIII do not have and shall not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party which will not either be paid in full at Closing, or paid within sixty (60) days of Closing under Article VIII of this Agreement."

ARTICLE V
CONDITIONS TO CLOSING

The obligations of the parties to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

Section 5.1             Conditions to Obligations of Buyer.

(a)
Representations and Warranties of the Seller.  The representations and warranties of the Seller shall be true and correct on the date hereof and on and as of the date of Closing, as though made on and as of the date of Closing.

(b)	Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Seller on or prior to the Closing shall have been performed or complied with in all respects.

(c)
Delivery of Certificates.  The Seller shall provide to Buyer certificates, dated as of the date of Closing and signed by Seller to effect set forth in Section 5.1(a) and 5.1(b) for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

(d)
Corporate Resolutions.  Seller shall provide corporate resolutions of the Board of Directors of JOY and NII  which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date

Purchase Agreement - Page | 8

(e)	No Termination. The Buyer has not terminated this Agreement, as allowed under Section 9.1 below.

(f)
Delivery of Stock Interests.  The Seller shall deliver or cause to be delivered to Buyer originally issued certificates representing all of Seller’s interest in and to JOY and NIII, including Seller’s 49% of the issued and outstanding stock of JOY and Seller’s 51% of the issued and outstanding stock of NIII,  free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances, save and except the lien securing Buyer’s obligations to pay Seller, duly endorsed to Buyer or accompanied by duly executed stock powers in form and substance satisfactory to Buyer.

(g)	Non-Competition Agreement. Seller shall have executed the Covenant Not to Compete as set forth in Section 2.2(e).

(h)
Third-Party Consents.  Any and all consents or waivers required from third parties relating to this Agreement or any of the other transactions contemplated hereby shall have been obtained, including all permits and licenses which are in any manner necessary for JOY to conduct its sexually oriented business, including the right to serve alcoholic beverages..

(i)
Status of Licenses. As of the Closing, JOY shall possess all necessary permits, zoning classifications and other authorizations, whether city, county, state or federal, which may be needed to conduct adult topless entertainment with the sale of alcoholic beverages on the Property, without any interruption, and all such permits, zoning classifications and authorizations shall be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the continued performance of adult topless entertainment or sale of alcoholic beverages at JOY.  All necessary transfers of licenses, if any, required for the continued operation of JOY shall have been obtained.  The City of Round Rock’s Sexually Oriented Business Permit issued to JOY on or about July 31, 2009, shall be in full force and effect.

(j)	Resignations. Seller shall have resigned as an officer and director of JOY and NIII.

(k)
No Actions or Proceedings.  No claim, action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.

(l)
Government Approvals.  All authorizations, permits, consents, orders, licenses or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

Purchase Agreement - Page | 9

Section 5.2             Conditions to Obligations of the Seller

(a)	Representations, Warranties and Agreements of Buyer. The representations and warranties of Buyer shall be true and correct on the date hereof and on and as of the date of Closing.

(b)	Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Buyer on or prior to the Closing shall have been performed or complied with in all respects.

(c)
Delivery of Certificates.  Buyer shall provide to Seller certificates dated as of the Closing and signed by Buyer to the effect set forth in Section 5.2(a) and 5.2(b) for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

(d)
Corporate Resolutions.  Buyer shall provide appropriate resolutions or certificates  approving the transaction herein and authorizing the execution, delivery, and performance of this Agreement and the documents referred to herein.

(e)
Payment of Purchase Price.  Buyer (i) shall have tendered the cash portion of the Purchase Price set forth in Section 1.2(a) less the Amount of Offset as provided for in Section 1.4, and (ii) shall have delivered to Seller the Secured Note and security instruments as set forth in Sections 1.2 (b), and (iii) the assumption by Buyer of the Promissory Note dated Sept. 10, 2004.

(f)	Third Party Consents. Any and all consents or waivers required from third parties relating to this Agreement or any of the other transactions contemplated hereby shall have been obtained.

(g)
No Actions or Proceedings.  No claim, action, suit, investigation or proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement.

(h)
Government Approvals.  All authorizations, permits, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

Purchase Agreement - Page | 10

ARTICLE VI
INDEMNIFICATION

Section 6.1            Indemnification from the Seller.  Subject to the limitations set forth in Section 9.13 (Survival of Representations and Warranties), Section 6.6 (Basket), Section 6.7 (Taxes), Section 6.8 (Cap), and Section 6.9 (Limitation to Amount Not Covered by Insurance and Subrogation of Indemnitor), Section 6.10 (Repayment of Excess Benefit), and Section 6.12 (Exclusivity), the Seller agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to Buyer), and hold JOY, NIII, and Buyer, his heirs, successors and assigns, including RCI Entertainment (3105 I-35) Inc, his intended assignee, and any of their officers, directors, and shareholders (collectively, the “Buyer Group”) harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys fees and costs of any suit related thereto) (collectively, “Indemnifiable Loss” or “Indemnifiable Losses”) suffered or incurred by any or all of  the Buyer Group arising from or related to: (a) any material misrepresentation by, or material breach of any covenant or warranty of  the Seller  contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Seller hereunder; or (b) any nonfulfillment of any material agreement on the part of  the Seller under this Agreement, or (c) any suit, action, proceeding, claim or investigation against any member of the Buyer’s Group which arises from or which is based upon or pertaining to the Seller’s conduct, or (d) one-half (1/2) of the costs hereafter incurred by any member of the Buyer Group in defending or settling any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury which have been, or may hereafter be asserted against any member of the Buyer Group by any third-party for acts or omissions occurring in connection with the operation of JOY or NIII prior to the Closing, or (e) one-half (1/2) of any expenses, debts, obligations or liabilities of JOY or NIII incurred prior to the Closing.

Section 6.2             Indemnification from Buyer.  Subject to the limitations set forth in Section 9.13, (Survival of Representations and Warranties), and Section 6.6 (Basket), Section 6.10 (Repayment of Excess Benefit), and Section 6.12 (Exclusivity),. Buyer agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to Seller) and hold the Seller and his heirs, successors and assigns, (collectively, the "Seller’s Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonably attorneys fees and costs of any suit related thereto) suffered or incurred by any or all of the Seller’s Group, arising from or related to: (a) any material misrepresentation by, or material breach of any covenant or warranty of Buyer contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Buyer hereunder; (b) any nonfulfillment of any material agreement on the part of Buyer under this Agreement; (c) any suit, action, proceeding, claim or investigation against any member of the Seller’s Group which arises from or which is based upon or pertaining to the Buyer’s conduct, or (d) the costs hereinafter incurred by Seller in defending or settling any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury which have been, or may hereafter be asserted against any member of the Seller’s Group by any third-party for acts or omissions occurring in connection with the operation of JOY or NIII subsequent to the Closing, or (e) any expenses, debts, obligations or liabilities of JOY or NIII incurred subsequent to the Closing.

Purchase Agreement - Page | 11

Section 6.3             Defense of Claims.  If any claim, demand, lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event not less than fifteen (15) days prior to any hearing date or other date by which action must be taken) except in cases where the indemnified party has less than sixteen (16) days prior notice of such hearing or action which must be taken.  The indemnifying party shall have no obligation pursuant to this Agreement if the indemnified party fails to provide notice to the indemnifying party of the claims, demand, or lawsuit unless the indemnified party can show that the indemnifying party was not prejudiced by the failure to provide such notice.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Notwithstanding the above paragraph, JOY or NIII, as the case may be, shall have the right to defend (using counsel reasonably acceptable to Seller) any suit, action, proceeding or claim where Seller has an indemnity obligation pursuant to Section 6.1(d).  Buyer and JOY or NIII, as the case may be, shall promptly inform the Seller of such suit, action, proceeding or claim.  Seller shall have the right through counsel of its choice to participate in the defense, at its own cost.  Seller shall have no obligation to indemnify any party for any settlement made of any suit, action proceeding or claim for any settlement and the accompanying legal fees and expenses incurred if the Seller did not agree to such settlement.

Section 6.4             Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individual’s or entities’ absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 6.5              Right to Offset.  In the event that the Buyer is entitled to indemnification in accordance with Section 6.1 hereof, including the payment by the Buyer of any debts or liabilities of JOY or NIII which were incurred prior to, but unpaid as of the Closing, then Buyer shall have the right to offset any such amount from any obligations that are then due and payable to the Seller.

Purchase Agreement - Page | 12

Section 6.6             Basket.  Neither Buyer nor Seller is entitled to seek indemnification under this Article until the aggregate of the Indemnifiable Losses to the applicable party exceeds $5,000 in which the Indemnifying Party shall indemnify the Indemnified Party pursuant to this Article for losses in excess of $5,000.

Section 6.7             Taxes.  Any indemnity obligation of Seller for federal income tax, state sales tax or state margin tax pursuant to Section 6.1(c) or 6.1 (e) shall be limited to one-half of (1) any payment of tax actually required, plus one-half of interest and penalty less (2) a reduction for one-half of any increased deductions that have or will occur in any subsequent year as a result of the adjustment that gave rise to the increased tax liability.

Section 6.8             Maximum Indemnity Obligation.  The aggregate obligation of Seller under this Article is limited to $2, 200,000, except that the obligations are unlimited with respect to any Indemnifiable Loss arising out of or relating to fraud or willful misconduct by Seller

Section 6.9            Indemnity, Obligation Net of Insurance Proceeds.  JOY and NIII shall maintain the same type and amount of insurance coverage as JOY and NIII provided immediately prior to the execution and exchange of this Agreement and as described on Exhibit A attached to this Agreement. Notwithstanding the other sections of this Agreement, an Indemnifying Party shall only have an indemnity obligation with regard to claims for amounts in excess of (1) amounts covered by applicable insurance proceeds payable as a result of the incident or (2) amounts that would have been covered by insurance proceeds that would have been payable as a result of the incident if the insurance of the type and amount listed on Exhibit A had been maintained.  An insurer who is otherwise obligated to pay a claim is not relieved of the responsibility with respect to the claim and has no subrogation rights with respect to the claim, in either instance, solely by virtue of the indemnification provisions of this Article.

Section 6.10           Indemnified Party’s Obligation to Refund Excess Payment.  If any indemnified party recovers an amount from a third party in respect of an Indemnifiable Loss for which indemnification is provided in this Agreement and an indemnifying party has either (i) previously paid the full amount of the Indemnifiable Loss, or (ii) has made a partial payment of the Indemnifiable Loss and the aggregate amount of that partial payment, plus the amount of the payment received from the third party exceeds the amount of the Indemnifiable Loss, then (iii) the indemnified party shall promptly remit to the indemnifying party the amount of the payment received from the third party that exceeds the Indemnifiable Loss, up to but not exceeding the amount that indemnifying party previously paid in respect of the Indemnifiable Loss.

Section 6.11           Exclusivity.  The rights and remedies set forth in this Article constitute the exclusive rights and remedies of the parties in respect to the matters indemnified under Sections 6.1 and 6.2.

ARTICLE VII
LIMITED MUTUAL RELEASE OF CLAIMS

Section 7.1             Release by Seller. The Seller hereby releases and discharges Buyer, JOY and NIII  and their officers, directors, shareholders, employees, attorneys, affiliates and assigns from any and all claims, demands, or causes of action, relating to the ownership, activities, operations, or management of JOY or NIII; PROVIDED, HOWEVER, Seller does not release Buyer from this Agreement, including Buyer’s obligations under Article VI hereof (and accompanying agreements, covenants, and obligations executed in connection herewith, or made a part hereof).

Purchase Agreement - Page | 13

Section 7.2             Release by Buyer.  Buyer, JOY and NIII hereby release and discharge the Seller from any and all claims, demands, or  causes of action relating to the activities, operations, or management of JOY or NIII; PROVIDED, HOWEVER, Seller does not release Buyer from this Agreement, including Seller’s obligations under Article VI hereof (and accompanying agreements, covenants, and obligations executed in connection herewith, or made a part hereof).

ARTICLE VIII
PAYMENT OF OPERATIONAL EXPENSES
OBLIGATIONS OF JOY AND NIII

Section 8.1             Payment of Certain Claims.  At the Closing, Seller will receive one-half (1/2) of the funds then existing in the JOY operating account after payment of and/or deduction of the following items of expenses:

(a)
settlement of the IRS claim relating to employment taxes, in an amount equal to whatever is outstanding at the time of Closing (estimated to be approximately $42,000); provided, however, in the event the IRS claim is not satisfied as of Closing, $45,000 will be added to the Escrow Fund described below, and said IRS claim will be paid within sixty (60) days of Closing; and

(b)	payment of the ad valorem taxes on the Property due December of 2009 (estimated to be approximately $44,000); and

(c)
payment of all existing and accrued liabilities related to the operation of JOY. In connection therewith, Seller and Buyer agree that $50,000 will be withheld from JOY’s operating account and placed into escrow (“Escrow Fund”), as further described in Section 8.2 below.

Section 8.2             Escrow Fund.   At Closing an Escrow Fund will be established for payment of all accrued but unpaid operating expenses of JOY and NIII.  In addition to the $50,000 to be deposited into the Escrow Fund under Section 8.1 above, all JOY revenues that are generated prior to the Closing but received after the Closing will likewise be placed into the Escrow Fund. The Escrow Fund will be utilized to pay all JOY’s and NIII’s  unpaid operating expenses incurred up through the date of Closing that have not been paid pursuant to Section 8.1(c) above. Said expenses will be prorated as of the date of Closing, and will include, without limitation, payroll, TABC taxes, utilities, mortgage payments, equipment rental, and all other normal and routine operating expenses incurred by JOY and NIII prior to the date of Closing but unpaid as of the date of Closing.

Section 8.2.1          Escrow Account.   The Escrow Fund will be established at the Closing, and held in the IOLTA account of Hearne & Browder, LLP (“Escrow Account”).    Any items to be paid from the Escrow Account may be submitted by Seller,  Buyer, or Assignee to Douglass D. Hearne, Jr. via email or facsimile, with a copy of said request being sent to Dimitri Georgantas and Robert Axelrod. Seller Buyer, and Assignee, through their respective counsel, will jointly approve all disbursements from the Escrow Account. To the extent Buyer, Seller and Assignee disagree as to an expense item to be paid from the Escrow Account, their respective counsel will determine if a disputed item should be paid. The operating expenses to be paid from the Escrow Account will be paid within sixty (60) days of Closing, at which time the Escrow Account will terminate and any remaining balance in the Escrow Account, if any, will be dispersed equally to Seller and Spiridon Karamalegos.

Purchase Agreement - Page | 14

Section 8.3             Obligations of JOY and NIII.  JOY and NIII shall maintain the same type and amount of insurance  coverage as JOY and NIII provided immediately prior to the execution and exchange of this Agreement and as described on Exhibit A attached to this Agreement.  JOY and NIII agree that any replacement shares issued to Buyer or Buyer’s assigns in replacement of the shares issued pursuant to Section 2.2(j) shall bear the notation that the shares are subject to a Security Agreement until such time as the obligation to Buyer is paid in full.  Upon reasonable request, JOY and NIII agree to provide to Seller annually financial statements, including a profit & loss and balance sheet, as long as the obligation to the Seller is outstanding; provided, however, Seller’s right to receive annual financial statements is conditioned upon Seller executing a Confidentiality Agreement covering said financial statements.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Buyer’s Right to Terminate and Receive Partial Refund of Escrow Deposit.  In accordance with the terms of the Memorandum of Understanding, Buyer delivered a $100,000 escrow deposit (“Escrow Deposit”) to the IOLTA account of Seller’s counsel, Chaffe McCall, via wire transfer, which entire Escrow Deposit is to be applied to the $2,200,000 purchase price.   The Memorandum of Understanding provided that of the $100,000 Escrow Deposit that $33,333.34 would be non-refundable if the Buyer did not cancel the Memorandum of Understanding by November 17, 2009, which cancellation did not occur.   Thereafter, the Memorandum of Understanding provided that the remaining Escrow Deposit ($66,666.66) would be refundable to Buyer as follows:

(a)
The remaining Escrow Deposit ($66,666.66) shall be refunded to Buyer or his designee if prior to 4:00 p.m. on December 17, 2009, Buyer or his counsel deliver to Seller or his counsel via email or facsimile written notice that Buyer elects to terminate this Agreement. If Buyer does not timely send written notice of Buyer’s election to cancel this transaction by 4:00 p.m. on December 17, 2009, then Seller’s counsel is thereafter immediately authorized to disburse to Seller or his designee $33,333.33 from the Escrow Deposit, which disbursement will be non-refundable and immediately available to Seller;

(b)
The remaining Escrow Deposit ($33,333.33) shall be refunded to Buyer or his designee if prior to noon on December 30, 2009, Buyer or his counsel deliver to Seller or his counsel via email or facsimile written notice that Buyer elects to terminate this Agreement If Buyer does not timely send written of Buyer’s election to cancel this transaction by noon on December 30, 2009, then Seller’s counsel is thereafter immediately authorized to disburse to Buyer or his designee all funds remaining in the Escrow Deposit, which disbursement will be non-refundable and immediately available to Angelo.

Purchase Agreement - Page | 15

Section 9.2             Failure to Close/ Seller’s Remedy:  Notwithstanding any other provision contained in this Agreement, if this transaction does not close by December 31, 2009, then this Agreement, and all instruments hereafter prepared and executed in connection with this transaction, shall be null and void, and Seller’s sole remedy shall be his receipt of the Escrow Deposit as detailed in Section 9.1 above.

Section 9.3             Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 9.4             Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	if to the Seller:	Evangelos Polycrates

with a copy to:	Dimitri Georgantas

(b)	if to Buyer:	Spiro Karamalegos

with a copy to:	Douglass D. Hearne, Jr.
700 Lavaca, Suite 910
Austin, Texas 78701
(512) 494-8811
(512) 494-8819 (fax)

Purchase Agreement - Page | 16

(c)	if to Assignee:	RCI Entertainment (3105 I-35), Inc.
Attn:     Eric Langan, President
10959 Cutten Road
Houston, Texas 77066

with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas  77007
713 861 1996 – telephone
713 552 0202 - facsimile

A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 9.5             Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the personal representatives, heirs and permitted assigns of the parties hereto.  Buyer may assign this Agreement, and Buyer’s rights hereunder, to a third party, which assignment does not require the consent of the Seller. Seller acknowledges that Buyer is intending to assign this Agreement to RCI Entertainment (3105 I-35), Inc., a wholly owned subsidiary of Rick’s Cabaret International, Inc. Upon said assignment, RCI Entertainment (3105 I-35), Inc. shall:

a.             execute the Secured Note and all security instruments related thereto;

b.             except as provided in subsection 9.5.1 below, become solely responsible for discharging all monetary obligations under this Agreement, including without limitation those obligations found in Articles I, II, and VI, and Section 8.3; and

c.             except as provided in subsection 9.5.1 below, receive all benefits conferred upon Buyer under this Agreement, including without limitation Seller’s representations, warranties, and obligations found in Articles I, II, III, and VI, and Section 9.13 below.

Section 9.5.1          Continuing Benefits and Obligations of Spiridon Karamalegos. Notwithstanding Section 9.5 above, Spirdon Karamalegos shall remain responsible for and/or receive the benefits of the representations, warranties, and obligations found in Articles IV and VII and Sections 1.2 (b) iii, 6.2(a), 6.2 (c), 8.1, 8.2, 8.2.1, 9.1, and 9.2.

Section 9.6             Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Purchase Agreement - Page | 17

Section 9.7             Jurisdiction/ Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  The parties agree that venue for purposes of construing or enforcing this Agreement shall be proper in Travis County, Texas. In the event of any dispute arising between Seller and Buyer regarding this Agreement, the enforcement, interpretation, breach and/or application of this Agreement, the management or operation of JOY or NIII, the Stock Intersts, or otherwise, Seller and Buyer agree that it is their express intent that any such dispute not be settled through the judicial system, but rather, after consultation with their respective legal advisors, Seller and Buyer agree to submit any such dispute to binding arbitration.  Seller and Buyer agree that binding arbitration, as fully described below, is the most effective, prudent and reasonable manner to resolve disputes relating to or concerning the contents of this Agreement.  Furthermore, Seller and Buyer expressly wish that this matter not be heard in the public court system, and desire that all disputes which may arise amongst or between the signatories hereto remain confidential.  Therefore, Seller and Buyer hereby agree that ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MANAGEMENT OR OPERATION OF JOY, THE STOCK INTEREST BEING CONVEYED HEREUNDER, OR OTHERWISE, SHALL BE SETTLED IN TRAVIS COUNTY, TEXAS, BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. If the parties are unable to agree on the number and/or selection of an Arbitrator(s), the parties agree that the Arbitrator (s) shall, upon application filed in travis County, be appointed by a Travis County District Judge.

Section 9.8             Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.9             Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 9.10           Section Headings.  The section and subsection headings in this Agreement  are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 9.11           Attorneys’ Review.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other they have had the opportunity to be advised by attorneys of their own choice.

Section 9.12           Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing , it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Purchase Agreement - Page | 18

Section 9.13           Survival of Representations, Warranties and Covenants.  All representations, warranties and indemnities made in, pursuant to or in connection with this Agreement shall survive the Closing for a period ending twenty-four months from the Closing, provided, however, that any claim arising pursuant to Section 6.7 above shall survive until 30 days following the expiration of its applicable statute of limitations (“Survival Date”). Notwithstanding the foregoing, however, no claim for indemnification may be made against the party required to indemnify under this Agreement unless the party entitled to indemnification shall have given written notice of such claim to the other party before the Survival Date. Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

Section 9.14           Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to (i) agree upon the text of a joint public announcement or statement to be made by all of such parties or (ii) obtain approval of the other parties hereto to the text of a public announcement or statement to be made solely by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 9.15           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 9.16           Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

Purchase Agreement - Page | 19

IN WITNESS WHEREOF, the undersigned have executed this Agreement to become effective as of the date first set forth above.

SELLER

Evangelos Polycrates, Individually
Date:

BUYER

Spiridon Karamalegos, Individually
Date:

JOY CLUB OF AUSTIN, INC.

By:
Name:
Title:
Date:

NORTH IH 35 INVESTMENTS, INC.

By:
Name:
Title:
Date:

SPOUSAL CONSENT:

The undersigned, being the wife of Spiridon Karamalegos, has reviewed this Stock Purchase Agreement, and hereby consents to the terms thereof.

Jacquelyn Karamalegos

Purchase Agreement - Page | 20

EXHIBITS

Purchase Agreement - Page 21